Exhibit 15.1

August 4, 2005

Vornado Realty L.P.

New York, New York

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Vornado Realty L.P. for the periods ended June 30, 2005 and 2004, as indicated in our report dated August 4, 2005 (which report included an explanatory paragraph relating to the restatement of the consolidated statement of cash flows for the six month period ended June 30, 2004); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 is incorporated by reference in the following joint registration statements of Vornado Realty Trust and Vornado Realty L.P.:

Amendment No. 4 to Registration Statement No. 333-40787 on Form S-3

Amendment No. 4 to Registration Statement No. 333-29013 on Form S-3

Registration Statement No. 333-108138 on Form S-3

Registration Statement No. 333-122306 on Form S-3

Registration Statement No. 333-122306-01 on Form S-3

Registration Statement No. 333-126963 on Form S-3

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey